UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2025
PLAYBOY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 424-1800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PLBY	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of New Independent Director

As previously disclosed in a Current Report on Form 8-K filed by Playboy, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on October 31, 2024, the Company entered into a securities purchase agreement, dated October 30, 2024 (the “SPA”), with Byborg Enterprises S.A. (“Byborg”). Pursuant to the SPA, the Company agreed to increase the size of its board of directors (the “Board”) to seven directors from five directors, with the two new directors to be an individual nominated by Byborg and a new independent director to be mutually agreed by Byborg and the Company (the “Board Expansion”).

As disclosed in a subsequent Current Report on Form 8-K filed by the Company with the SEC on February 14, 2025, the Company increased the size of the Board to seven directors and appointed György Gattyán (Byborg’s nominee) as a Class II director, effective as of February 11, 2025, leaving one vacant seat to be filled by a new, independent director to be mutually agreed by the Board and Byborg. Mr. Gattyán was elected to a new term by the Company’s stockholders at the Company’s 2025 annual meeting of stockholders held on June 16, 2025.

On August 4, 2025, the Board appointed Natalia Premovic to the Board, as a new, non-employee, independent Class III director. As a result of the Board Expansion, the election of Mr. Gattyán and the appointment of Ms. Premovic, the Board is currently comprised of seven directors, four of whom the Board has determined are independent.

Ms. Premovic, 40, most recently served as the Head of United States, Canada, Australia and New Zealand Consumer Products and Global e-Commerce at Netflix, Inc., from January 2019 to July 2025, during which time she built and led Netflix’s global consumer products division in various capacities, overseeing brand strategy, licensing, retail, marketing, e-commerce, publishing, and operations. From 2007 to 2019, Ms. Premovic held multiple executive leadership roles at The Walt Disney Company and its affiliates, where she led e-commerce and digital content strategy, brand building and product marketing. From 2023 to 2024, Ms. Premovic also served on the board of directors of Fitstop Australia Pty Ltd, an international functional fitness training franchise company. Ms. Premovic holds a Bachelor of Arts degree in political science from Columbia University.

Ms. Premovic’s extensive experience in intellectual property-led brand building, consumer insights, digital commerce, and stakeholder alignment at multiple public companies qualifies her to serve on the Board, and to provide business-specific guidance to the Board and management.

Ms. Premovic will be compensated in accordance with the Company’s standard compensation policies and practices for non-employee directors of the Board, which is described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2025. The Company will also enter into its standard form of indemnification agreement for Board members (the “Indemnification Agreement”) with Ms. Premovic. The form of Indemnification Agreement is attached as Exhibit 10.26 to the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2021. The Board will determine which committees of the Board Ms. Premovic will be appointed to, if any, at a later date, and will file an amendment to this Current Report on Form 8-K to disclose any such appointment.

In connection with her appointment, the Board has determined that Ms. Premovic is an “independent director” as contemplated by Nasdaq Listing Rule 5605(b)(1). Ms. Premovic’s initial term will expire at the Company’s next annual meeting of stockholders, or her earlier resignation or removal. As of the date of this Current Report on Form 8-K, neither Ms. Premovic nor any of her immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K, nor is Ms. Premovic party to any understanding or arrangement pursuant to which she was appointed as a director. Ms. Premovic does not have any family relationship with any director or executive officer of the Company.

Compliance with Nasdaq Rules Following Appointment of Ms. Premovic

On August 4, 2025, the Company notified The Nasdaq Stock Market (“Nasdaq”) of Ms. Premovic’s appointment to the Board. As a result of Ms. Premovic’s appointment, Nasdaq confirmed that the Company has regained compliance with Nasdaq Listing Rule 5605(b)(1), which requires that the majority of the board of directors of a Nasdaq-listed company be comprised of “independent directors” as defined in the applicable listing rules of Nasdaq.

The Company issued a press release, on August 7, 2025, announcing the appointment of Ms. Premovic to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 7, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2025	PLAYBOY, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel & Secretary
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